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Exhibit 10.1

                                  July 30, 2004

Mr. Jeffrey C. Girard
913 Oakmont Court
Oneida, WI 54155

Dear Jeff:

      This letter agreement ("Agreement") is intended to reflect our agreement concerning your resignation from employment with ShopKo Stores, Inc. and all of its subsidiaries (collectively, the "Company") and all related matters. This Agreement will not be effective until you have signed it and have not rescinded it during the applicable rescission periods.

1. TERMINATION. In accordance with Section 2 hereof, you resigned as Vice Chairman, Finance and Administration and as a member of the Board of Directors. Your employment with the Company will otherwise terminate on the earlier to occur of (i) March 15, 2005, or (ii) such earlier date as you commence employment with another employer (the "Termination Date").

2. RESIGNATION AND INTERIM EMPLOYMENT. You resigned your position as Vice Chairman, Finance and Administration and all other offices with the Company, including as a member of the Board of Directors, effective August 1, 2004. Until the Termination Date, you will continue to perform such duties as the Company's Chairman directs, including, but not limited to, assisting in the transition of your work. During the period from August 1, 2004 to the Termination Date, your compensation will consist of (a) salary continuation of $44,416.75 per month, prorated for any partial months of employment, payable in accordance with the Company's regular payroll practices, and (b) continued participation in the Company's life, health and dental insurance plans and all other benefits currently in effect, to the same extent and on the same terms that you currently participate therein in accordance with your status as a full-time employee of the Company until the Termination Date. You will also be entitled to (1) an amount equal to any award that is earned under the Company's 2004 Executive Incentive Plan (EIP), payable in a lump sum within ten (10) days after EIP payments for 2004 are made to the Company's executive officers, (2) any award earned under the terms of the Company's Long Term Incentive Plan cycle that commenced in 2002, payable within ten (10) days after other plan participants receive their awards, provided however, that if your Termination Date occurs prior to January 28, 2005, you will be entitled to a pro-rata award, and (3) if the Termination Date is after December 31, 2004, an amount equal to any award declared under the Company's Profit Sharing Plan, payable within ten (10) days after other plan participants receive their awards. Your eligibility for all other benefits and perquisites shall be governed by applicable law, the Company's policies and practices, and by the provisions in the benefit plan documents in effect on the Termination Date; provided, however, that you will not be entitled to any vacation or personal days.

3. OTHER EMPLOYMENT. You will not be obligated to seek other employment to mitigate the amounts payable to you pursuant to paragraph 2 above.

4. OTHER PROVISIONS PERTAINING TO PAYMENTS AND BENEFITS. The following provisions shall apply to the payments and benefits provided to you pursuant to this Agreement:

      (a) All payments referenced above shall be subject to all applicable deductions and withholdings required by law, including, but not limited to, state and federal income tax withholding and social security tax withholding.

      (b) The payments and benefits provided to you pursuant to this Agreement are in lieu of any severance benefits and severance protection provided in any other agreement, plan or policy of the Company, including, without limitation, that certain Employment Agreement between you and the Company dated April 9, 2002 ("Employment Agreement") and that certain Change of Control Severance Agreement between you and the Company dated April 9, 2002 ("Change of Control Agreement").

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      (c)   Following the Termination Date, you will be eligible to continue to participate in Company's group health insurance program under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for up to 18 months as set forth herein, unless otherwise extended by a qualifying event under COBRA.

5. STOCK OPTIONS. Stock Options held by you shall continue to be outstanding and vest according to the vesting schedule in the applicable Stock Option Agreements until the Termination Date in accordance with your status as an employee until the Termination Date. Following the Termination Date, the Stock Options you received as an outside director prior to April 9, 2002 will be governed by the terms of the respective Stock Option Agreements. Given that you have served the Company as a Director since 1991, your termination will be deemed to have occurred by reason of "Retirement" for purposes of the Stock Options you were awarded on April 9, 2002, December 11, 2002 and May 26, 2004 and will remain exercisable until their expiration, which will occur two years after the Termination Date. In addition, those options will continue to vest in accordance with their respective vesting schedules until their expiration.

      You acknowledge that you will continue to be subject to the Company's "trading windows" until the opening of the trading window period on November 22, 2004, and thereafter, until the Termination Date, you agree that you will advise the Company's General Counsel if you intend to engage in any transactions in the Company's securities, and the General Counsel will provide written advice to you as to the appropriateness of the proposed activity at that time. Following the Termination Date, although you will not be subject to the Company's "trading windows" or preclearance procedures, you acknowledge that you will be subject to the federal securities laws governing the use of inside information, short swing trading liability, and other applicable provisions.

6. WAIVER. Except as otherwise provided in this Agreement, the payments to and benefits received by you pursuant to this Agreement shall be in lieu of any and all other amounts to which you might be, are now, or may become entitled to from the Company and, without limiting the generality of the foregoing, you hereby expressly waive any right or claim that you may have or assert to payment for backpay, interest, bonuses, damages, sick leave, holiday pay, vacation pay, disability benefits, healthcare benefits, education benefits, life insurance benefits, other fringe or employment-related benefits and compensation, severance pay and attorney's fees, including without limitation, any rights under your Employment Agreement and Change of Control Agreement.

7. DISCLAIMER OF LIABILITY. By entering into this Agreement, the Company does not admit, and specifically denies, any liability, wrongdoing or violation of any law, statute, regulation or policy; and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving any and all claims whatsoever between you and Company.

8. ACTIONS. You expressly warrant and represent that you have not transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity, any rights or causes of action, in whole or in part, against the Company. Further, you expressly warrant and represent that you have not filed any action, complaint, charge, grievance or arbitration against the Company and you hereby covenant and agree not to file any action, complaint, charge, grievance or arbitration or commence any other proceeding, administrative or judicial, against the Company in any court of law or equity or before any administrative agency with respect to your employment with the Company or your separation from employment with the Company, or otherwise, except to the extent that any such claim concerns an allegation that the Company has failed to comply with any obligations created by this Agreement or if such claim arises after the effective date of this Agreement.

9. EMPLOYEE'S COVENANTS. In further consideration for your entitlement to payment under this Agreement and as a condition of the Company's performance of its obligations arising from this Agreement, you hereby agree and covenant that you:

      (a) Shall not divulge or disclose to any person or entity outside the Company, without express written authorization of the Company, any confidential or proprietary information, whether written or oral, received or gained by you in the course of your employment by the Company which is not otherwise readily available to the public in the public domain ("Confidential Information"), nor shall you make use of any such Confidential Information on your own behalf or on behalf of any other person or entity. For purposes of this Agreement, Confidential Information shall include without limitation,

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information concerning the Company's customers, projects, business transactions, business methods and/or strategies, financial operations, information systems or any other confidential or proprietary information which you learned or obtained while employed with the Company other than that information which is otherwise readily available to the public in the public domain. Information disclosed to the Company's independent agents, vendors, representatives, brokers, consultants and other sales representatives shall not be considered available to the public in the public domain.

      (b) Shall not, for a period of one-year following the Termination Date, directly or indirectly, contact any supplier of the Company with whom you have had contact on behalf of the Company during the two-year period preceding the date of such termination so as to cause or attempt to cause such supplier of the company not to do business or to reduce or limit such supplier's business with the Company or divert any business from the company.

      (c) Shall not compete with the Company at any time while you are employed by the Company, and for a period of one year following the Termination Date. In addition, for one year following the Termination Date, you shall not, without the Company's prior written consent, directly or indirectly, accept employment with, consult for or otherwise render advice or assistance to, any Competitor in any capacity which involves the performance or fulfillment of any duty, responsibility or service substantially similar to any of the duties, responsibilities or services performed or fulfilled by you during the one-year period preceding the Termination Date. You acknowledge that the scope of this limitation is reasonable in that, among other things, providing any such services or assistance during such period would permit you to use unfairly your close identification with the Company and the contacts you developed while employed by the Company and would involve the use or disclosure of Confidential Information pertaining to the Company.

      For purposes of this subsection, the term "Competitor" shall mean any business, incorporated or otherwise, which is engaged, as its primary business, in the retail sale of a diversified offering of discount household goods ( including, without limitation, K-Mart Corporation, Wal-Mart Stores, Inc. or Target Corporation), or the retail sale of health, hygiene or prescriptive products, and which engages in such business within, or is located within, any state in which the Company's business generated more than $30 million in revenues in the fiscal year preceding your Termination Date.

      (d) Shall refrain from defaming, disparaging, or otherwise speaking negatively of the Company, or any of its current or former personnel, including officers and directors, publicly or privately, to any individual, corporation, partnership, officer, business or non-business entity.

      (e) Shall refrain from soliciting, either directly or indirectly, any current employee of the Company for employment with you or any other entity for a period of one (1) year following the Termination Date.

      (f) Have not disclosed and shall not disclose the terms and conditions of this Agreement to anyone other than your immediate family, financial and personal advisors, private legal counsel and others as may only be required by law, provided that any such recipient agrees to keep such information confidential.

      (g) Shall return to the Company or cause to be returned any and all property of the Company's of any kind or description whatsoever, including but not limited to Confidential Information, which has been furnished to you or held by you, at your residence or elsewhere, and shall not retain any copies, duplicates, reproductions or excerpts thereof.

      (h) Shall cooperate with and assist the Company (a) in defense of any litigation involving the Company, and (b) in connection with any inquiry or investigation of the Company or its business or affairs by any stock exchange, governmental or regulatory authority, or by the Company itself. You will provide such cooperation and assistance regardless of whether such litigation, investigation or inquiry was initiated prior to or after the Termination Date. The Company agrees to reimburse you for all reasonable out-of-pocket expenses you incur in connection with the performance of your duties under this subsection 9(h); provided, however, that the Company, except as otherwise provided in any agreement between you and the Company or its affiliates, or By-laws of the Company or its affiliates, providing for indemnification to you, will not be under any obligation and will not pay your attorney's fees, wages, witness fees or other amounts for the services you provide pursuant to this subsection 9(h). Nothing herein shall impose upon

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you any obligation respecting the substance of the testimony you provide in any legal proceeding, and the Company expects you to testify truthfully in any legal proceeding. This subsection 9(h) will survive the termination of this Agreement. Failure to comply with the provisions of this subsection 9(h) will result in termination of any remaining payments to you under this Agreement.

      (i) Shall give notice to the Company if you accept other employment prior to March 15, 2005.

10. ENFORCEMENT AND SURVIVAL OF COVENANTS. You recognize that irreparable and incalculable injury will result to the Company, its businesses or properties in the event of your breach of any of the restrictions imposed by Sections 8 and 9 hereof. In the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies and damages, to stop payments hereunder and to temporary and permanent injunctive relief (without necessity of posting a bond or other security) restraining the violation, or further violation of such restrictions by you and any other person or entity for whom you may be acting or who is acting in concert with you.

11. NO INDUCEMENT. In executing this Agreement, you acknowledge that you have not relied upon any statement, promise, inducement, threat, suggestion or representation made by or on behalf of the Company, except such statements as are expressly set forth in this Agreement.

12. UNCONDITIONAL RELEASE. You acknowledge and agree that, in deciding to execute this Agreement, you have relied entirely upon your own judgment and the judgment of such lawyers and other personal advisors that you have chosen to consult; that you have read this Agreement; that you have had adequate time to consider its terms and effects and to consult with, and to ask any questions that you may have of anyone, including legal counsel and other financial and personal advisors of your own choosing; and that you have executed this Agreement voluntarily and with the full understanding of its terms and effects. You specifically acknowledge that you understand that this Agreement is a legally binding document and that by signing this Agreement you are prevented from filing, commencing or maintaining any action, complaint, charge, grievance, arbitration or other proceeding against the Company except as expressly permitted by the terms of this Agreement. You further agree that no fact, evidence, event or transaction currently unknown to you but which hereafter may become known to you shall affect in any way or manner the final and unconditional nature of this Agreement.

13. RELEASE OF STATUTORY AND OTHER CLAIMS. You understand that there are various federal, state and local laws that prohibit employment discrimination on the basis of age, sex, sexual orientation, race, national origin, religion, disability, veteran status and other protected categories and that these laws are enforced through the Equal Employment Opportunity Commission and the U.S. Department of Labor and various state and local agencies. However, you, being of lawful age, intend to give up any and all rights that you may have under these or any other similar or related laws. Accordingly, you, and anyone claiming through you, including but not limited to past and present spouses, agents, attorneys, representatives, heirs, executors, employees, administrators, and the predecessors, successors and assigns of each of them hereby release, remise, forever discharge and covenant not to sue the Company for any and all liability, known or unknown, asserted or unasserted, on account of all claims for all injuries, losses and damages (including, but not limited to, punitive damages and attorney's fees), whether at law or in equity, contract or tort, or whether judicial or administrative in nature, which you now have, have ever had, or may have to the date of this Agreement against the Company resulting from, arising out of, or connected with the employment relationship existing between you and the Company, or the termination of that relationship. You further release and waive any claim or right to reinstatement of employment with the Company. This release is not intended to waive rights or claims that may arise after the date of execution of this Agreement.

      Without limiting the generality of the foregoing, this Agreement applies to any and all claims which in any way result from, arise out of, or relate to your employment relationship or the termination of employment with the Company, including, but not limited to, any and all claims which could have been asserted under the Wisconsin Fair Employment Act, the Fair Employment Practices Act, the Age Discrimination in Employment Act of 1967, the Older Workers Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Civil Rights Act of 1991, the Equal Employment Opportunity Act of 1972, Executive Order 11246, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Wisconsin Family and Medical Leave Act, the Fair Labor Standards Act of 1938, and the Employee Retirement Income Security Act of

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1974, all as may be amended from time to time, or any other federal, state or local law, regulation, ordinance or ruling, regarding employment, discrimination in employment, or the termination of employment, and the common law related thereto of any state, whether asserted in contract, equity or in tort; provided, however, that you shall retain the right to enforce the terms of this Agreement.

14. MARITAL PROPERTY CLAIMS. This Agreement also fully extinguishes any claims or causes of action under any applicable marital property law, and you hereby agree to indemnify, defend, and hold the Company harmless from any and all claims or liability arising out of such laws.

15. GOVERNING LAW. This Agreement and all questions of its interpretation, performance, enforceability and the rights and remedies of the parties hereto shall be determined in accordance with the laws of the State of Wisconsin.

16. SEVERABILITY. The provisions of this Agreement are severable and, if any part of it is found to be unreasonable or unenforceable, the other provisions shall remain fully valid and enforceable. This Agreement shall survive the termination of any provisions contained herein.

17. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with the exception of any prior confidentiality agreements which will remain in full force and effect. This Agreement may not be changed except by an instrument in writing signed by the parties hereto.

18. CONTRACTUAL. All agreements and understandings between the Parties hereby embodied and expressed herein and the terms of this Agreement are contractual and not a mere recital.

19.   YOU FURTHER ACKNOWLEDGE:

            A.    THAT YOU HAVE READ THE FOREGOING AGREEMENT AND FULLY
                  UNDERSTAND IT.

B. THAT BY EXECUTING THIS AGREEMENT YOU ARE GIVING UP CERTAIN RIGHTS WHICH YOU MAY HAVE TO BRING A CLAIM OR CAUSE OF ACTION ARISING OUT OF YOUR EMPLOYMENT OR TERMINATION OF EMPLOYMENT.

C. THAT YOU ACCEPT THE CONSIDERATION TO BE PAID UNDER THE TERMS OF THIS AGREEMENT FOR THE PURPOSE OF MAKING A FULL AND FINAL COMPROMISE, ADJUSTMENT AND SETTLEMENT OF ALL MATTERS HEREINABOVE MENTIONED, REGARDLESS OF WHETHER SUCH CONSIDERATION IS TOO MUCH OR TOO LITTLE.

            D. THAT YOU UNDERSTAND THAT YOU HAVE A RIGHT TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT, HAVE BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT, AND HAVE BEEN AFFORDED THE OPPORTUNITY TO DO SO.

E.    THAT YOU UNDERSTAND THAT YOU HAVE THE OPPORTUNITY TO TAKE UP TO TWENTY-ONE
      (21) DAYS TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT. YOU FURTHER UNDERSTAND THAT THIS AGREEMENT MUST BE RECEIVED BY THE SHOPKO CORPORATE OFFICE ON THE 21st DAY FOLLOWING YOUR RECEIPT OF THIS AGREEMENT IN ORDER TO BE ELIGIBLE TO RECEIVE THE PAYMENTS AND BENEFITS SET FORTH HEREIN.

            F. THAT YOU UNDERSTAND THAT YOU HAVE THE RIGHT TO REVOKE THIS AGREEMENT WITH RESPECT TO AGE DISCRIMINATION CLAIMS WITHIN SEVEN (7) DAYS AFTER SIGNING AND THE AGREEMENT WILL BECOME EFFECTIVE AND ENFORCEABLE ON THE EIGHTH (8th) DAY AFTER ITS EXECUTION.

G.    THAT YOU VOLUNTARILY EXECUTE THIS AGREEMENT.

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SHOPKO STORES, INC.

By: /s/ Steven R. Andrew                          Date: 7/30/04
    --------------------

/s/ Jeffrey C. Girard                             Date: 7/30/04
---------------------
Jeffrey C. Girard






July 30, 2004

Mr. Jack W. Eugster
Chairman of the Board of Directors,
ShopKo Stores, Inc.
700 Pilgrim Way
Green Bay, WI 54304

Dear Jack:

      I hereby submit my resignation as Vice Chairman, Finance and Administration of ShopKo Stores, Inc. and as a member of ShopKo Stores, Inc.'s Board of Directors, together with any and all other offices, directorships or other positions with ShopKo or any of its subsidiaries or affiliated companies, effective as of today's date.

Very truly yours,

/s/ Jeffrey C. Girard
---------------------
Jeffrey C. Girard

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